Exhibit 3.1

AMENDMENT NO. 2

TO

AMENDED AND RESTATED BYLAWS

OF

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

Amendment No. 2 to the Amended and Restated Bylaws (the “Bylaws”) of Southern National Bancorp of Virginia, Inc., a Virginia corporation (the “Corporation”), adopted by the Board of Directors of the Corporation at a meeting of the Board of Directors on March 23, 2017 to be effective as of April 5, 2017.

Article IV, Section 4.2 of the Bylaws is hereby deleted and replaced in its entirety to read as follows:

4.2. Classification. The Board of Directors shall be divided into three classes as set forth in the Articles of Incorporation.